Exhibit 99.1

Blueknight Announces Second Quarter 2018 Results

OKLAHOMA CITY - August 1, 2018 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP) reported its financial results today for the three and six months ended June 30, 2018.

Highlights:

•
Net income of $1.8 million on total revenues of $83.5 million for the three months ended June 30, 2018, as compared to net income of $6.4 million on total revenues of $43.9 million for the same period in 2017.

•	Operating income of $6.8 million for the three months ended June 30, 2018, as compared to operating income of $6.5 million for the same period in 2017.

•
Adjusted earnings before interest, taxes, depreciation, amortization (“Adjusted EBITDA”) of $15.4 million for the three months ended June 30, 2018, as compared to $19.2 million for the same period in 2017.

•
Distributable cash flow of $8.0 million for the three months ended June 30, 2018, as compared to $12.7 million for the same period in 2017. Adjusted EBITDA and distributable cash flow, including a reconciliation of such measures to net income, are explained in the section of this release entitled “Non-GAAP Financial Measures.”

•	Net income, Adjusted EBITDA and distributable cash flow for the three months ended June 30, 2017, included gains of $4.2 million related to the sale of our interest in the Advantage pipeline.

•	Distribution coverage ratio for the three months ended June 30, 2018, was 0.82.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2018, to be filed with the SEC on August 2, 2018.

Comments from BKEP CEO Mark Hurley:

“Our asphalt terminalling services segment recorded solid quarter-over-quarter growth, achieving a 13% increase in operating margin, excluding depreciation and amortization, for the three months ended June 30, 2018, versus the same period in 2017. The recently completed acquisition of the Bainbridge, Georgia terminal from Ergon in December 2017 and of the Muskogee, Oklahoma terminal in March 2018 helped drive the increase in operating margin.”

“Total Cushing crude oil inventories are currently at their lowest levels since November 2014, 51% below the 5-year average and 58% below last year’s storage level, and the crude oil forward price curve continues to be backwardated. Given the weak storage market coincides with our re-contracting efforts, our year-over-year operating margin, excluding depreciation and amortization, decreased in this business segment. However, a recently signed, two-million-barrel storage contract effective November 1, 2018, and continuing through December 31, 2019, indicates signs of improvement.”

“The July 1, 2018, restoration of service on our Eagle pipeline will add approximately 20,000 barrels per day to our overall Oklahoma pipeline capacity and enhances our ability to better utilize our overall pipeline systems. The pipeline will transport lighter crudes to Cushing that are dominant in the south-central part of Oklahoma, which includes the active SCOOP region. The increased capacity comes at a time when increases in crude oil prices have bolstered producer and marketer activity. We also continue to see increased volumes in our trucking services segment. Volumes are up quarter-over-quarter and year-over-year and we expect this trend to continue through the second half of the year.”

“The following strategic initiatives were completed during the second quarter:

•	On April 24, 2018, we exited our West Texas producer field services business. This business was not a long-term strategic business for us.

•
On June 29, 2018, we announced the sale of three asphalt terminals located in Lubbock and Saginaw, Texas and Memphis, Tennessee to Ergon, our general partner, for $90.0 million in cash. Net proceeds from the sale, which closed on July 12, 2018, were used to reduce outstanding indebtedness under our credit agreement.

•	We amended our credit agreement to provide additional flexibility.

•	We announced a reduction in our common unit cash distribution from $0.145/common unit to $0.08/common unit, which will be payable on August 14, 2018.”

“As a result of these steps, we decreased our leverage to 4.7 times at June 30, 2018, and positioned ourselves to better self-fund projects and to manage through a challenging crude oil storage market.”

“We are also pleased to report that the previously announced Cimarron Express Pipeline (“Cimarron Express”), a new 16 inch-diameter, 65-mile crude oil pipeline from northeastern Kingfisher County, Oklahoma to BKEP’s Cushing, Oklahoma crude oil terminal, is progressing well, with land right-of-way acquisition underway. Ergon, Inc. and Kingfisher Midstream, a wholly-owned subsidiary of Alta Mesa Resources, each owns 50% of Cimarron Express. BKEP is managing the construction of the pipeline under a Construction Management Agreement and will also operate the pipeline on behalf of Cimarron Express. The pipeline will provide direct market access at Cushing for producers and will have an initial capacity of 90,000 barrels per day, expandable to over 175,000 barrels per day. The new pipeline is expected to be completed in mid-2019.”

“As we move forward into what is typically our strongest quarter for the asphalt business segment, we believe we are doing so with a stronger balance sheet better positioned to support our business objectives. In addition, strengthening storage demand and our ability to increase utilization of our transportation assets will enable us to take advantage of an improved Oklahoma crude oil production environment.”

Results of Operations

The following table summarizes the financial results for the three and six months ended June 30, 2017 and 2018 (in thousands except per-unit data):

	Three Months ended June 30,		Six Months ended June 30,
	2017	2018	2017	2018
	(unaudited)
Service revenue:
Third-party revenue	$28,145	$14,103	$56,808	$31,421
Related-party revenue	13,505	6,063	27,147	12,384
Lease revenue:
Third-party revenue	—	10,237	—	20,041
Related-party revenue	—	7,475	—	15,178
Product sales revenue:
Third-party revenue	2,227	45,615	6,262	49,129
Total revenue	43,877	83,493	90,217	128,153
Costs and expenses:
Operating expense	30,610	28,988	62,516	60,123
Third-party cost of product sales	1,669	20,041	4,808	22,678
Related-party cost of product sales	—	23,747	—	23,747
General and administrative expense	4,322	4,486	8,907	8,707
Asset impairment expense	17	—	45	616
Total costs and expenses	36,618	77,262	76,276	115,871
Gain (loss) on sale of assets	(754)	599	(879)	363
Operating income	6,505	6,830	13,062	12,645
Other income (expense):
Equity earnings in unconsolidated affiliate	—	—	61	—
Gain on sale of unconsolidated affiliate	4,172	—	4,172	2,225
Interest expense (net of capitalized interest of $3, $43, $5 and $72, respectively)	(4,265)	(5,024)	(7,295)	(8,593)
Income before income taxes	6,412	1,806	10,000	6,277
Provision for income taxes	41	21	87	50
Net income	$6,371	$1,785	$9,913	$6,227

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$256	$28	$465	$259
Preferred interest in net income	$6,279	$6,279	$12,558	$12,557
Net loss available to limited partners	$(164)	$(4,522)	$(3,110)	$(6,589)

Basic and diluted net loss per common unit	$—	$(0.11)	$(0.08)	$(0.16)

Weighted average common units outstanding - basic and diluted	38,155	40,324	38,151	40,306

The table below summarizes our financial results by segment operating margin, excluding depreciation and amortization, for the three and six months ended June 30, 2017 and 2018 (in thousands):

Operating Results	Three Months ended June 30,		Six Months ended June 30,		Favorable/(Unfavorable)
					Three Months		Six Months
(in thousands)	2017	2018	2017	2018	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt services	$14,829	$16,718	$29,064	$31,996	1,889	13%	2,932	10%
Crude oil terminalling services	4,734	2,179	9,848	5,505	(2,555)	(54)%	(4,343)	(44)%
Crude oil pipeline services	62	(570)	76	(632)	(632)	(1,019)%	(708)	(932)%
Crude oil trucking services	(188)	(197)	(190)	(485)	(9)	(5)%	(295)	(155)%
Total operating margin, excluding depreciation and amortization	$19,437	$18,130	$38,798	$36,384	(1,307)	(7)%	(2,414)	(6)%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-cash equity-based compensation, asset impairment charges, and fees related to the asset sale transaction. Distributable cash flow is defined as Adjusted EBITDA, minus cash paid for interest, cash paid for income taxes, maintenance capital expenditures, and fees related to the asset sale transaction. Operating margin, excluding depreciation and amortization, is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands):

	Three Months ended June 30,		Six Months ended June 30,
	2017	2018	2017	2018
Net income	$6,371	$1,785	$9,913	$6,227
Interest expense	4,265	5,024	7,295	8,593
Income taxes	41	21	87	50
Depreciation and amortization	7,839	7,413	15,905	14,779
Non-cash equity-based compensation	627	634	1,127	1,136
Asset impairment charge	17	—	45	616
Fees related to asset sale transaction	—	555	—	555
Adjusted EBITDA	$19,160	$15,432	$34,372	$31,956
Cash paid for interest	(3,092)	(4,474)	(6,654)	(8,147)
Cash paid for income taxes	(171)	(144)	(171)	(144)
Maintenance capital expenditures, net of reimbursable expenditures	(3,203)	(2,243)	(4,521)	(3,835)
Fees related to asset sale transaction	—	(555)	—	(555)
Distributable cash flow	$12,694	$8,016	$23,026	$19,275

Distribution declared (1)	$12,303	$9,756	$24,602	$22,408
Distribution coverage ratio	1.03	0.82	0.94	0.86
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization, to operating income for the periods shown (in thousands):

Operating Results	Three Months ended June 30,		Six Months ended June 30,		Favorable/(Unfavorable)
					Three Months		Six Months
(in thousands)	2017	2018	2017	2018	$	%	$	%
Total operating margin, excluding depreciation and amortization	$19,437	$18,130	$38,798	$36,384	(1,307)	(7)%	(2,414)	(6)%
Depreciation and amortization	(7,839)	(7,413)	(15,905)	(14,779)	426	5%	1,126	7%
General and administrative expense	(4,322)	(4,486)	(8,907)	(8,707)	(164)	(4)%	200	2%
Asset impairment expense	(17)	—	(45)	(616)	17	100%	(571)	(1,269)%
Gain (loss) on sale of assets	(754)	599	(879)	363	1,353	179%	1,242	141%
Operating income	$6,505	$6,830	$13,062	$12,645	$325	5%	$(417)	(3)%

Investor Conference Call

The Partnership will discuss second quarter 2018 results during a conference call on Thursday, August 2, 2018, at 10:30 a.m. CDT (11:30 a.m. EDT). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to connect to the conference by calling 1-631-891-4304.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership’s website for 30 days.

Investor Meetings and Materials

Mark Hurley, Chief Executive Officer and Alex Stallings, Chief Financial Officer, will be participating in investor meetings in New York, New York on August 6 - 7, 2018. The materials used during the meetings will be accessible in the Investors section of BKEP’s website at www.bkep.com on Monday, August 6, 2018.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit facility, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;

•	6.9 million barrels of above-ground crude oil storage capacity, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	655 miles of crude oil pipeline located primarily in Oklahoma and Texas; and

•	65 crude oil transportation vehicles deployed in Kansas, Oklahoma and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900